EXHIBIT 2.1


                                                            EXECUTION COPY
                                                            --------------




                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                               September 26, 2001

                                     by and

                                      among

                             RELIANT RESOURCES, INC.

                RELIANT ENERGY POWER GENERATION MERGER SUB, INC.

                                       and

                           ORION POWER HOLDINGS, INC.



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                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I

                                     GENERAL

Section 1.01. Defined Term Index.............................................1


                                   ARTICLE II

                                   THE MERGER

Section 2.01. The Merger.....................................................3
Section 2.02. Closing........................................................4
Section 2.03. Effective Time.................................................4
Section 2.04. Effects of the Merger..........................................4
Section 2.05. Certificate of Incorporation and By-laws.......................4
Section 2.06. Directors......................................................4
Section 2.07. Officers.......................................................4
Section 2.08. Effect on Capital Stock........................................5
Section 2.09. Surrender and Payment..........................................6
Section 2.10. Options........................................................7
Section 2.11. Warrants.......................................................8


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

Section 3.01. Organization and Qualification.................................8
Section 3.02. Authority; Non-Contravention; Approvals........................8
Section 3.03. Interim Operations of Merger Sub...............................9
Section 3.04. Capital Resources.............................................10
Section 3.05. Proxy Statement...............................................10
Section 3.06. Ownership of Capital Stock....................................10


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01. Organization and Qualification................................10
Section 4.02. Capitalization................................................11
Section 4.03. Subsidiaries..................................................12
Section 4.04. Authority; Non-Contravention; Approvals.......................13

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Section 4.05. Reports and Financial Statements..............................14
Section 4.06. Absence of Undisclosed Liabilities; Material Adverse Effect...15
Section 4.07. Litigation....................................................15
Section 4.08. Proxy Statement...............................................16
Section 4.09. No Violation of Law...........................................16
Section 4.10. Compliance with Agreements....................................16
Section 4.11. Taxes.........................................................16
Section 4.12. Employee Benefit Plans; ERISA.................................17
Section 4.13. Labor Controversies...........................................19
Section 4.14. Environmental Matters.........................................19
Section 4.15. Intellectual Property.........................................20
Section 4.16. Opinion of Financial Advisor..................................20
Section 4.17. Brokers and Finders...........................................20
Section 4.18. Insurance.....................................................20
Section 4.19. PUHCA; Regulation as Utility..................................21
Section 4.20. Exempt Wholesale Generator Status; No QF......................21
Section 4.21. Allowances....................................................21
Section 4.22. Non-Competes..................................................21


                                    ARTICLE V

                                    COVENANTS

Section 5.01. Conduct of Business Pending the Merger........................21
Section 5.02. Certain Restrictions..........................................25
Section 5.03. No Solicitation...............................................25
Section 5.04. Access to Information; Confidentiality........................26
Section 5.05. Merger Sub....................................................27
Section 5.06. Employee Benefits.............................................27
Section 5.07. Meeting of Stockholders and Proxy Statement...................29
Section 5.08. Section 16 Matters............................................30
Section 5.09. Public Announcements..........................................30
Section 5.10. Expenses and Fees.............................................30
Section 5.11. Agreement to Cooperate........................................31
Section 5.12. Directors' and Officers' Indemnification......................32
Section 5.13. Supplemental Indenture........................................34
Section 5.14. Further Assurances............................................34
Section 5.15. Control of Other Party's Business.............................34


                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

Section 6.01. Conditions to the Obligations of Each Party...................34
Section 6.02. Conditions to the Obligations of Parent and Merger Sub........35
Section 6.03. Conditions to the Obligations of the Company..................35

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                                   ARTICLE VII

                                   TERMINATION

Section 7.01. Termination...................................................36


                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.01. Effect of Termination.........................................37
Section 8.02. Non-Survival of Representations and Warranties................38
Section 8.03. Notices.......................................................38
Section 8.04. Interpretation................................................39
Section 8.05. Miscellaneous.................................................39
Section 8.06. Counterparts..................................................40
Section 8.07. Amendments; Extensions........................................40
Section 8.08. Entire Agreement..............................................40
Section 8.09. Severability..................................................41
Section 8.10. Specific Performance..........................................41
Section 8.11. No Admission..................................................41



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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

            AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2001 (this "AGREEMENT"), by and among Reliant Resources, Inc., a Delaware corporation ("PARENT"), Reliant Energy Power Generation Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), and Orion Power Holdings, Inc. a Delaware corporation (the "COMPANY").

            WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable, and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth herein (the "MERGER") whereby each issued and outstanding share of common stock, par value $0.01, of the Company, together with the associated Company Rights (the "COMPANY COMMON STOCK"), other than the Company Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and other than the Appraisal Shares, shall be converted into the right to receive an amount per share in cash as set forth in this Agreement;

            WHEREAS, concurrently with the execution and delivery hereof, the persons and entities listed on Schedule A hereto, which in the aggregate own a total of 62,562,903 shares of Company Common Stock, are each entering into a Stockholder Agreement (the "STOCKHOLDER AGREEMENTS") with Parent providing for, among other things, the voting of such shares in connection with the transactions contemplated hereby; and

            WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                     GENERAL

Section 1.01.       DEFINED TERM INDEX.
                    ------------------


TERM                                                   REFERENCE
----                                                   ---------
Acquisition Proposal................................   Section 5.03(b)
Acquisition Tender...................................  Section 5.10(b)
Acquisition Transaction.............................   Section 5.03(a)
Action..............................................   Section 5.12(b)
Agreement...........................................   Preamble
Appraisal Shares....................................   Section 2.08(d)
Bonus Plan..........................................   Section 5.06(f)

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TERM                                                   REFERENCE
----                                                   ---------
Certificate.........................................   Section 2.08(c)
Certificate of Merger...............................   Section 2.03
Change of Law.......................................   Section 8.04
Closing.............................................   Section 2.02
Closing Date........................................   Section 2.02
Code................................................   Section 2.09(f)
Company.............................................   Preamble
Company 10-Q........................................   Section 4.05
Company 401(k) Plan.................................   Section 5.06(e)
Company Budgets.....................................   Section 5.01
Company Common Stock................................   Recitals
Company Disclosure Schedule.........................   Article IV
Company Employees...................................   Section 5.06(a)
Company Financial Advisor...........................   Section 4.16
Company Meeting.....................................   Section 3.05
Company Option......................................   Section 2.10
Company Option Plan.................................   Section 4.02(c)
Company Permits.....................................   Section 4.09
Company Plans.......................................   Section 4.12(a)
Company Preferred Shares............................   Section 4.02(a)
Company Required Statutory Approvals................   Section 4.04(c)
Company Rights......................................   Section 4.02(b)
Company Rights Agreement............................   Section 4.02(b)
Company SEC Reports.................................   Section 4.05
Company Stockholder Approval........................   Section 4.04(a)
Confidentiality Agreement...........................   Section 5.04
Contract............................................   Section 3.02(b)
Convertible Notes...................................   Section 4.02(a)
Convertible Notes Indenture.........................   Section 5.13
DGCL................................................   Section 2.01
Effective Time......................................   Section 2.03
Environmental Law...................................   Section 4.14(b)
ERISA...............................................   Section 4.12(a)
ERISA Affiliate Plan................................   Section 4.12(d)
Exchange Act........................................   Section 3.02(c)
Existing Credit Facilities..........................   Section 5.01(d)
FERC................................................   Section 3.02(c)
Fraction............................................   Section 5.06(f)
GAAP................................................   Section 4.05
Governmental Authority..............................   Section 3.02(b)
Hazardous Substance.................................   Section 4.14(c)
HSR Act.............................................   Section 3.02(c)
Indemnified Parties.................................   Section 5.12(b)
Indemnified Party...................................   Section 5.12(b)
Intellectual Property...............................   Section 4.15

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TERM                                                   REFERENCE
----                                                   ---------
IRS.................................................   Section 4.11
Material Adverse Effect.............................   Section 4.01
May 31 Debt Prospectus..............................   Section 4.03(a)
Merger..............................................   Recitals
Merger Consideration................................   Section 2.08(c)
Merger Sub..........................................   Preamble
Multiemployer Plan..................................   Section 4.12(f)
New Plans...........................................   Section 5.06(b)
NYPSC...............................................   Section 3.02(c)
Old Plans...........................................   Section 5.06(b)
Parent..............................................   Preamble
Parent Disclosure Schedule..........................   Article III
Parent Required Statutory Approvals.................   Section 3.02(c)
Paying Agent........................................   Section 2.09(a)
PBGC................................................   Section 4.12(d)
Potential Acquiror..................................   Section 5.03(b)
Proxy Statement.....................................   Section 3.05
Requirement of Law..................................   Section 8.04
Retention Bonus.....................................   Section 5.06(g)
Retention Pool......................................   Section 5.06(g)
SEC.................................................   Section 4.01
Section 262.........................................   Section 2.08(d)
Significant Subsidiary..............................   Section 4.03
Stockholder Agreements..............................   Recitals
Superior Proposal...................................   Section 5.03(b)
Surviving Corporation...............................   Section 2.01
Tax Returns.........................................   Section 4.11
Taxes...............................................   Section 4.11
Termination Date....................................   Section 7.01(b)
Warrants............................................   Section 2.11



                                   ARTICLE II

                                   THE MERGER

            Section 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

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            Section 2.02. CLOSING. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., New York time, on the third business day after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those conditions to be satisfied or waived at the Closing), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that the Closing shall be delayed if and only for so long as necessary if a banking moratorium, act of terrorism or war (whether or not declared) affecting United States banking or financial markets generally prevents Parent (together with its subsidiaries) from borrowing funds which (when added to the funds otherwise available to it) would be sufficient to pay the cash consideration hereunder at the time the Closing would otherwise occur. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

            Section 2.03. EFFECTIVE TIME. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or, if permissible, prior to the Closing Date, a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree in writing and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the "EFFECTIVE TIME".

            Section 2.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

            Section 2.05. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) At the Effective Time, subject to the requirements of the provisions of Section 5.12, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

            (b) At the Effective Time, subject to the requirements of the provisions of Section 5.12, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            Section 2.06. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            Section 2.07. OFFICERS. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

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            Section 2.08. EFFECT ON CAPITAL STOCK. At the Effective Time, by
virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

            (a) CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

            (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) immediately prior to the Effective Time (i) shall automatically be cancelled and retired, (ii) shall cease to exist and (iii) no consideration shall be delivered in exchange therefor.

            (c) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.08(b) and the Appraisal Shares) shall be converted into the right to receive in cash, without interest, an amount equal to $26.80 (the "MERGER CONSIDERATION"). At the Effective Time all such shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "CERTIFICATE") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

            (d) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("SECTION 262") (the "APPRAISAL SHARES") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.08(c), but instead such holder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and except as otherwise provided by applicable law, each holder of Appraisal Shares shall cease to have any rights with respect thereto other than such rights as are granted by
     Section 262. Notwithstanding the foregoing, if any such holder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
     Section 262, then the rights of such holder under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.08(c). The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not,

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     without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

            Section 2.09. SURRENDER AND PAYMENT. (a) Prior to the Effective Time, for the benefit of holders of Company Common Stock, Company Options and Warrants, Parent shall designate, or shall cause to be designated (pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company), a bank or trust company acceptable to the Company in its reasonable discretion to act as agent for the payment of the Merger Consideration upon surrender of Certificates and for the payment of cash in respect of Company Options and Warrants in accordance with this Article II (the "PAYING AGENT"), from time to time after the Effective Time. Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent (i) cash in amounts sufficient for the payment of the Merger Consideration pursuant to
Section 2.08(c) upon surrender of Certificates, and (ii) cash payable pursuant to Sections 2.10 and 2.11 in respect of Company Options and Warrants.

            (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time but in no event later than the first business day following the Closing Date, the Paying Agent shall mail to each holder of record of a Certificate (and appropriate documentation for holders of Company Options and Warrants) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger
Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares formerly represented by such Certificate shall have been converted pursuant to Section 2.08(c), and the Certificate so surrendered shall forthwith be cancelled. Parent's agreement with the Paying Agent shall provide that, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, any holders of more than five thousand shares of Company Common Stock (including shares issuable upon the exercise of Warrants and Company Options) shall be entitled to receive payment of the Merger Consideration in respect of the shares of Company Common Stock and an amount of cash determined pursuant to Sections
2.10 and 2.11 with respect to any Warrants and Company Options, respectively, held by them by wire transfer of immediately available funds as promptly as practicable after the Effective Time, but in no event later than the first business day following the Closing Date, to the account(s) designated by such stockholder. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate. Upon the delivery to the Paying Agent of the appropriate documentation in respect

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of Company Options and Warrants, the holder of such Company Option or Warrant will be entitled to receive an amount of cash determined pursuant to Sections
2.10 and 2.11.

            (c) STOCK TRANSFER BOOKS. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

            (d) NO LIABILITY. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. All funds held by the Paying Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year after the Effective Time shall be returned to Parent, after which time any holder of unsurrendered Certificates shall look as a general creditor only to Parent for payment of such funds to which such holder may be due, subject to applicable law.

            (e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration.

            (f) WITHHOLDING RIGHTS. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Warrants such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

            Section 2.10. OPTIONS. At the Effective Time, each then outstanding and unexercised option or right to purchase shares of Company Common Stock granted under the Company Option Plan or otherwise granted by the Company (each, a "COMPANY OPTION"), whether or not then exercisable or vested, shall be converted into an obligation of the Company to pay, and a right of the holder thereof to receive thereupon in full satisfaction of such Company Option, cash in an amount in respect thereof equal to the product of (a) the excess, if any, of the

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Merger Consideration over the exercise price thereof and (b) the number of shares of Company Common Stock subject to such Company Option.

            Section 2.11. WARRANTS. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (the "WARRANTS") shall be converted into an obligation of Parent to pay, and a right of the holder thereof to receive thereupon in full satisfaction of such Warrant, cash in an amount in respect thereof equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price of such Warrant and (b) the number of shares of Company Common Stock subject to such Warrant.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

            Parent and Merger Sub jointly and severally represent and warrant to the Company that except as set forth in the forms, reports, schedules, registration statements and definitive proxy statements that Parent has filed with the SEC prior to the date hereof or in the disclosure schedule dated as of the date hereof delivered by Parent and Merger Sub to the Company (the "PARENT DISCLOSURE SCHEDULE"), each of which exceptions applies to the section of this Agreement corresponding to the number and subsection of the schedule on which it appears and to those other sections of this Agreement where the applicability of such exception is reasonably apparent:

            Section 3.01. ORGANIZATION AND QUALIFICATION. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. Merger Sub is a wholly owned subsidiary of Parent. Attached as Exhibit A hereto is a true and complete copy of each of the provisions of Merger Sub's Certificate of Incorporation and By-laws (and any other constitutive documents) with respect to indemnification and exculpation in the forms that will be effective as of the Effective Time.

            Section 3.02. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of each of Parent and Merger Sub, and by Parent as sole stockholder of Merger Sub, and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

            (b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby do not

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and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational documents of Parent, Merger Sub or any subsidiary of Parent, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any federal, state, local or other governmental authority or regulatory agency, commission, department or other governmental subdivision, court, tribunal or body, taxing authority or quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each, a "GOVERNMENTAL Authority") applicable to Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets, subject in the case of consummation, to obtaining the Parent Required Statutory Approvals, or (iii) any loan or credit agreement, interest rate swap, cap or collar agreement or other agreement designed to protect against fluctuations in interest rates, pledge agreement, security agreement, deed of trust, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, obligation, undertaking, concession, franchise or license (each, including all amendments thereto, a "CONTRACT") to which Parent, Merger Sub or any subsidiary of Parent is a party or by which Parent, Merger Sub or any subsidiary of Parent or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole, or prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated hereby.

            (c) Except for (i) the filings by Parent and Merger Sub required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) any filings with or approvals from (x) the Federal Energy Regulatory Commission ("FERC"), (y) the New York State Public Service Commission ("NYPSC") and (z) such other Governmental Authorities, if any, listed on Schedule 3.02 (c) of the Parent Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, individually and in the aggregate, would not impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger.

            Section 3.03. INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement.

            Section 3.04. CAPITAL RESOURCES. Parent has, or will have prior to the Closing, sufficient cash resources to pay the aggregate Merger Consideration and to pay all amounts in respect of the Company Options and Warrants and all associated costs and expenses.

            Section 3.05. PROXY STATEMENT. The information supplied by Parent for inclusion in any proxy statement to be sent to stockholders of the Company in connection with a meeting of the Company's stockholders to consider and vote upon adoption of this Agreement (the "COMPANY MEETING") (such proxy statement, as amended or supplemented, the "PROXY STATEMENT"), on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and shall not, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement or any amendment or supplement thereto.

            Section 3.06. OWNERSHIP OF CAPITAL STOCK. As of the date hereof, neither Parent, Merger Sub nor any of their respective "affiliates" or "associates" (as those terms are defined under Rule 12b-2 under the Exchange
Act) beneficially owns any shares of Company Common Stock or any other security of the Company.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Merger Sub that, except as set forth in the Company SEC Reports filed prior to the date hereof or in the disclosure schedule dated as of the date hereof , delivered by the Company to Parent and Merger Sub (the "COMPANY DISCLOSURE SCHEDULE"), each of which exceptions applies to the section of this Agreement corresponding to the number and subsection of the schedule on which it appears and to those other sections of this Agreement where the applicability of such exception is reasonably apparent:

            Section 4.01. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or as contemplated herein. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except as would not reasonably be expected to have a Material Adverse Effect. True, accurate and complete copies of the Company's Certificate of

Incorporation and By-laws, in each case as amended and in effect on the date hereof, including all amendments thereto, have heretofore been filed with the Securities and Exchange Commission (the "SEC") or delivered to Parent.

            For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean any change or event or effect that, individually or together with other changes, events or effects, is materially adverse to the business, assets or financial condition of the Company and its subsidiaries, taken as a whole, except for any such change, event or effect resulting from or arising out of (i) changes or developments in international, national, regional, state or local wholesale or retail markets for electric power or fuel or related products including those due to actions by competitors, (ii) changes or developments in national, regional, state or local electric transmission or distribution systems except to the extent caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement which materially impair the Company's ability to conduct its operations except on a temporary basis, (iii) changes or developments in financial or securities markets or the economy in general except to the extent caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement,
(iv) effects of weather or meteorological events, except to the extent causing damage to the physical facilities of the Company and its subsidiaries, or (v) any Change of Law.

            Section 4.02. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 (the "COMPANY PREFERRED SHARES"). As of June 30, 2001, (i) 103,497,186 shares of Company Common Stock, including in each case the associated Company Rights, and no Company Preferred Shares, were issued and outstanding, all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) 5,604,443 and 7,106,300 shares of Company Common Stock were subject to or reserved for issuance upon exercise of Company Options and Warrants issued and outstanding, respectively and (iv) 5,850,100 shares of Company Common Stock were subject to or reserved for issuance upon conversion of the outstanding 4.50% Convertible Senior Notes due June 1, 2008 (the "CONVERTIBLE NOTES"). Since June 30, 2001 through the date hereof, (i) no shares of capital stock of the Company have been issued, except in connection with the exercise of Company Options or Warrants issued and outstanding on June 30, 2001 or in connection with the conversion of the Convertible Notes and (ii) no options, warrants, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made except Company Rights in accordance with the terms of the Company Rights Agreement.

            (b) Except for (i) the Preferred Share Purchase Rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement, as amended (the "COMPANY RIGHTS AGREEMENT"), dated as of November 1, 2000, by and between the Company and LaSalle Bank National Association, (ii) Company Options issued and outstanding,
(iii) Convertible Notes and (iv) the Warrants, as of the date hereof, there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the

Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. As of the date hereof, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any subsidiary of the Company except in connection with the exercise of Company Options issued and outstanding or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any person other than a subsidiary. There are no outstanding stock appreciation rights or similar rights of the Company or any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or, except for the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Common Stock. The Board of Directors of the Company has taken all action to amend the Company Rights Agreement to provide that, for so long as this Agreement is in full force and effect, (i) none of Parent and its subsidiaries (including Merger Sub) shall become an "acquiring person" and no "stock acquisition date" shall occur as a result of the execution, delivery and performance of this Agreement and the Stockholder Agreements in accordance with their terms and the consummation of the Merger as provided herein, (ii) no "distribution date" shall occur as a result of the announcement of or the execution of this Agreement or the Stockholder Agreements or the consummation of the Merger and (iii) each of Parent and Merger Sub will not be an "acquiring person" as a result of the transactions contemplated hereby and by the Stockholder Agreements. As used in this Section 4.02(b), the terms "acquiring person," "distribution date" and "stock acquisition date" shall have the meanings ascribed to such terms in the Company Rights Agreement.

            (c) The Company has filed with the SEC or previously made available to Parent complete and correct copies of the 1998 Stock Incentive Plan including all amendments thereto (the "COMPANY OPTION PLAN"). The Company has included in
Schedule 4.02(c) of the Company Disclosure Schedule a complete and correct list setting forth as of September 24, 2001, the number of Company Options and Warrants outstanding, the weighted average exercise price for all such outstanding Company Options and Warrants and the aggregate number of Company Options and Warrants outstanding at each exercise price.

            Section 4.03. SUBSIDIARIES. Each direct and indirect significant subsidiary of the Company (each a "SIGNIFICANT SUBSIDIARY", defined as such term is defined in Rule 1-02 of Regulation S-X of the Exchange Act) is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each Significant Subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases as would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock or other equity interests of each Significant Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for (a) the security interests granted pursuant to the Orion Power New York, L.P. Credit Facility, the Orion Power MidWest, L.P. Credit Facility and the Liberty Electric Power, LLC Credit Facility, as set forth in the Company's prospectus dated May 31, 2001 as filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Company's 4.50% Convertible Senior Notes due June 1, 2008 (the "MAY 31 DEBT PROSPECTUS") and (b) such liens, encumbrances, equities or claims that would not have a Material Adverse Effect. There are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Significant Subsidiaries is a party relating to the issuance, sale, voting or transfer of any shares of capital stock or other equity interests of any Significant Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. The Company has no material investment in any entity other than its Significant Subsidiaries.

            Section 4.04. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the approval of the stockholders of the Company as required by the DGCL (the "COMPANY STOCKHOLDER APPROVAL"), to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholder Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

            (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of any benefit under, or require any offer to purchase or any prepayment of any debt or result in the creation of any lien, security interest or encumbrance upon or right of first refusal or first offer with respect to any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or by-laws or similar organizational documents of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, subject in the case of consummation, to obtaining the Company Required Statutory Approvals and the Company Stockholder Approval, or (iii) any Contract, Company Permit, Company Plan, Multiemployer Plan or Intellectual Property to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of liens, security interests or encumbrances that would not reasonably be expected to have a Material Adverse Effect.

Schedule 4.04(b) of the Company Disclosure Schedule sets forth a correct and complete list of all material contracts within the meaning of Item 601 of Regulation S-K, of the Company and its subsidiaries pursuant to which consents or waivers are required as a result of consummation of the Merger.

            (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) any filings with or approvals from (x) the FERC, (y) the NYPSC and (z) the other Governmental Authorities listed on Schedule 4.04(c) of the Company Disclosure Schedule (the filings and approvals referred to in clauses (i) through (iv) collectively referred to as the "COMPANY REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

            (d) The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions that are still in full force and effect as of the date hereof, (i) approving and declaring advisable the Merger and this Agreement, (ii) declaring that the Merger and this Agreement are in the best interests of the Company's stockholders, (iii) recommending that the Company's stockholders approve and adopt this Agreement, and (iv) exempting this Agreement, the Stockholder Agreements and the transactions contemplated hereby and thereby from the restrictions of Section 203 of the DGCL. The resolutions referred to in the preceding sentence were approved unanimously by all directors.

            (e) The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

            Section 4.05. REPORTS AND FINANCIAL STATEMENTS. Since November 13, 2000, the Company has filed with the SEC all forms, reports, schedules, registration statements, prospectuses and definitive proxy statements (the "COMPANY SEC REPORTS") required to be filed by it under each of the Securities Act of 1933, as amended, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied in all material respects as to form with all applicable requirements of the appropriate act and the rules and regulations thereunder. As of their respective dates (taking into account any amendments or supplements thereto filed prior to the date hereof), the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and the unaudited financial statements of the Company included in the Company's Quarterly Report on Form 10-Q (the "COMPANY 10-Q") for the period ended June 30, 2001 have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated therein or in the notes thereto or as may be permitted by the rules and regulations applicable to the quarterly report on Form 10-Q) and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods reported (subject, in the case of the unaudited financial statements, to normal year-end adjustments). Except as disclosed in the Company SEC Reports, there are no agreements, arrangements or understandings, or relationships or items of indebtedness, involving the Company or any of its Significant Subsidiaries of the type which would be required to be disclosed pursuant to Item 404(a), (b) or (c) of Regulation S-K under the Exchange Act.

            Section 4.06. ABSENCE OF UNDISCLOSED LIABILITIES; MATERIAL ADVERSE EFFECT. (a) Except as disclosed in the unaudited financial statements included in the Company 10-Q, neither the Company nor any of its subsidiaries has as of the date hereof any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) which are accrued or reserved against in the financial statements in the Company 10-Q or reflected in the notes thereto or (ii) which were incurred in the ordinary course of business after June 30, 2001 and (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have a Material Adverse Effect, or (ii) have been discharged or paid in full prior to the date hereof.

            (b) Since June 30, 2001, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there has not occurred (i) any circumstance, development or event or series of such occurrences that has had or would reasonably be expected to have a Material Adverse Effect; (ii) any loss or interference with the business of the Company and its subsidiaries from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or action, order or decree of any Governmental Authority which would reasonably be expected to have a Material Adverse Effect;
(iii) through the date hereof, any declaration, setting aside or payment of any dividend, or other distribution in cash, stock or property in respect of the capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company; (iv) through the date hereof, any split in the Company's capital stock, combination, subdivision or reclassification of any of the Company's capital stock or issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except as expressly contemplated by this Agreement; (v) through the date hereof, any amendment of any term of any outstanding security of the Company; or (vi) through the date hereof, any change by the Company or its subsidiaries in financial accounting principles, practices or methods, except as required by GAAP or by a Change of Law.

            Section 4.07. LITIGATION. There are no claims, suits, actions, proceedings, hearings, inquiries, arbitrations, mediations or similar events or matters pending, or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, or to the Company's knowledge, investigations pending, before any court, Governmental Authority or any arbitrator, that in any such case would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Authority or any arbitrator which prohibits the consummation of the Merger or would reasonably be expected to have a Material Adverse Effect.

            Section 4.08. PROXY STATEMENT. The Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which shall have become false or misleading in any material respect. The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub which is contained in the Proxy Statement.

            Section 4.09. NO VIOLATION OF LAW. Neither the Company nor any of its subsidiaries is in violation of or has been given written notice of any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no investigation or review relating individually to the Company or any of its subsidiaries by any Governmental Authority is pending or threatened, other than, in each case, those which would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "COMPANY PERMITS"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which would not reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for violations which would not reasonably be expected to have a Material Adverse Effect.

            Section 4.10. COMPLIANCE WITH AGREEMENTS. The Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective articles or certificates of incorporation, by-laws or similar organizational instruments of the Company or any of its Significant Subsidiaries or (b) any Contract to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than as would not reasonably be expected to have a Material Adverse Effect.

            Section 4.11. TAXES. The Company and its subsidiaries have (i) duly filed with the appropriate Governmental Authorities all returns, reports or similar statements (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax ("TAX RETURNS") required to be filed by them, and such Tax Returns are true, correct and complete, and (ii) duly paid in full any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added (collectively, "TAXES") shown as due on such Tax Returns, except in each case where the failure to file such Tax Returns or pay such Tax or the failure of such Tax Returns to be true, correct or complete, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due or Taxes contested in good faith or reserved against in accordance with GAAP or liens that would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are not pending or threatened in writing any audit, examination, investigation or other proceeding in respect of Taxes or Tax matters that would reasonably be expected to have a Material Adverse Effect, and there are no unresolved issues of law or fact specifically set forth in writing in a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service ("IRS") or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries, in each case, which would reasonably be expected to have a Material Adverse Effect, except as reserved against in accordance with GAAP. All material assessments for Taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its subsidiaries has (i) been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was the Company) or (ii) any liability for the Taxes of any person (other than any of the Company and its subsidiaries under Treasury Regulations Section 1,1502-6 (or similar provision of state, local or foreign law)) as a transferee or successor, by contract or otherwise.

            Section 4.12. EMPLOYEE BENEFIT PLANS; ERISA. (a) Schedule 4.12(a) of the Company Disclosure Schedule includes a complete list of each material employee benefit plan, program or policy providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option (including the Company Option Plan), severance, employment, consulting, change of control or fringe benefit agreement, plan, program or policy (collectively, the "COMPANY PLANS"). The Company has no commitment or obligation to establish or adopt any new or additional material Company Plans or to materially increase the benefits under any existing Company Plan.

            (b) With respect to each Company Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust agreements; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any.

            (c) Except as would not reasonably be expected to have a Material Adverse Effect, the IRS has issued a favorable determination or opinion letter with respect to each Company Plan that is intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and its related trust that has not been revoked, and, to the knowledge of the Company, there are no circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter, which cannot be cured without a Material Adverse Effect.

            (d) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its subsidiaries have complied, and are now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans and each Company Plan has been administered in all material respects in accordance with its terms; (ii) none of the Company and any its subsidiaries nor, to the knowledge of the Company, any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Plans or their related trusts, the Company or any of its subsidiaries, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; (iii) no reportable event, within the meaning of Section 4043(c) of ERISA, has occurred with respect to any Company Plan or any plan sponsored by a trade or business, whether or not incorporated, under common control or treated as a single employer with the Company under Sections 414(b), (c) or (m) of the Code (an "ERISA AFFILIATE PLAN") for which the notice requirement has not been waived; (iv) all contributions required to be made under the terms of any Company Plan have been timely made; (v) no Company Plan or ERISA Affiliate Plan has an "accumulated fending deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (vi) all premiums to the Pension Benefit Guaranty Corporation ("PBGC") have been timely paid in full; (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or with respect to an ERISA Affiliate Plan; and (viii) there are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans which could reasonably be expected to result in any liability of the Company or any of its subsidiaries to any Company Plan participant, to the PBGC, the Department of Treasury, the Department of Labor, any Multiemployer Plan or any Company Plan.

            (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its subsidiaries.

            (f) No Company Plan or ERISA Affiliate Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN") and none of the

Company nor any of its subsidiaries has at any time since March 5, 1998 contributed to or been obligated to contribute to any Multiemployer Plan.

            Section 4.13. LABOR CONTROVERSIES. There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives (including unions and any bargaining unit) of any of their employees that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such organizational efforts which would not reasonably be expected to have a Material Adverse Effect.

            Section 4.14. ENVIRONMENTAL MATTERS. (a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) none of the properties owned by the Company or any of its subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since June 30, 2001, neither the Company nor any of its subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Authority indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries and (vi) neither the Company, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

            (b) As used herein, "ENVIRONMENTAL LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case and as in effect at the date hereof.

            (c) As used herein, "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental

Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

            Section 4.15. INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries own, or are licensed to use, all patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights (collectively, "INTELLECTUAL PROPERTY") used in or necessary for the conduct of the Company's business as it is currently conducted, (ii) to the knowledge of the Company, the use of Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any third party, and is in accordance with the applicable license pursuant to which the Company or its subsidiaries acquired the right to use such Intellectual Property, (iii) to the knowledge of the Company, no third party is challenging, infringing on or otherwise violating any right of the Company or its subsidiaries in the Intellectual Property, (iv) neither the Company nor any of its subsidiaries has received, granted, or is obligated to grant, any license, sub-license, or assignment of any Intellectual Property, (v) neither the Company nor any of its subsidiaries has received any notice of any third party Intellectual Property or pending claim, order or proceeding with respect to any material Intellectual Property used in or necessary for the conduct of the Company's business as it is currently conducted, and (vi) to the knowledge of the Company, no Intellectual Property is being used or enforced by the Company in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in or necessary for the conduct of the Company's business as it is currently conducted.

            Section 4.16. OPINION OF FINANCIAL ADVISOR. The Company's financial advisor, Goldman, Sachs & Co. (the "COMPANY FINANCIAL ADVISOR"), has delivered to the Board of Directors of the Company an oral opinion, to be confirmed in writing, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Company's stockholders is fair to such holders from a financial point of view.

            Section 4.17. BROKERS AND FINDERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder's fees, or brokerage commissions in connection with the transactions contemplated hereby, other than fees payable to the Company Financial Advisor.

            Section 4.18. INSURANCE. The Company and its subsidiaries maintain insurance covering their respective properties, operations, personnel and businesses which insures against such losses and risks as are adequate in accordance with its reasonable business judgment to protect the Company, its subsidiaries and their respective businesses. Except as would not have a Material Adverse Effect, neither the Company nor any of its subsidiaries has received written notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance.

            Section 4.19. PUHCA; REGULATION AS UTILITY. Neither the Company nor any of its subsidiaries is (a) subject to regulation as a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a subsidiary or holding company or a "public utility company" under the Public Utility Holding Company Act of 1935, (b) subject to regulation under the Federal Power Act, as amended, other than due to its subsidiaries' status as power marketers and owners of certain electric transmission facilities subject to the Federal Power Act, and its subsidiaries have all exemptions and waivers from regulation as typically granted by FERC to power marketers or entities with market based authority affiliated with utilities, or (c) subject to any state law or regulation with respect to the rates or financial or organizational regulation of electric utilities, other than due to its subsidiaries' status as "electric corporations" under New York law subject to lightened regulation, except as otherwise disclosed in the May 31 Debt Prospectus.

            Section 4.20. EXEMPT WHOLESALE GENERATOR STATUS; NO QF. Each of the power generation projects in which the Company or its subsidiaries has an interest that is subject to the requirements under the Federal Power Act discussed in Section 4.19 above meets the requirements for, and has obtained from FERC, Exempt Wholesale Generator Status, under Section 32 of the Public Utility Holding Company Act of 1935, as amended, and FERC's applicable regulations relating thereto. None of the power generation projects in which the Company or its subsidiaries has an interest is a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, as amended, and FERC's regulations promulgated thereunder.

            Section 4.21. ALLOWANCES. Except as would not reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 4.21 of the Company Disclosure Schedule, the Company and its subsidiaries own the quantity of SO2 and NOx allowances reflected in the Company's Environmental Protection Agency tracking accounts as of August 31, 2001.

            Section 4.22. NON-COMPETES. Neither the Company nor any of its subsidiaries is party to or bound by any material non-compete agreement.

                                    ARTICLE V

                                    COVENANTS

            Section 5.01. CONDUCT OF BUSINESS PENDING THE MERGER. Except as otherwise contemplated by this Agreement, required by law, disclosed in Schedule
5.01 of the Company Disclosure Schedule, or, subject to such Schedule 5.01, provided for in the Company's Annual Budgets, including the draft budget for the calendar year 2002 (as the same may be required to be revised by the Company's lenders) and Capital Plan, as attached to the Company Disclosure Schedule and identified as the Company Budgets and Capital Plan (collectively, the "COMPANY BUDGETS") or except, in the case of clause (a) and clause (i) below only, in connection with necessary repairs due to breakdown or casualty, or other necessary actions taken in response to a business emergency or other unforeseen operational matters, after the date hereof and prior to the Effective Time, without Parent's consent (which shall not be unreasonably withheld or delayed), the Company shall, and shall cause its subsidiaries to:

            (a) conduct their respective businesses in the ordinary course of business consistent with good operating practice in the electric generating industry taking into account the age, type and location of the assets of the Company and its subsidiaries;

            (b) not (i) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or any of its subsidiaries by a direct or indirect subsidiary of the Company;

            (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock, except that (i) the Company may issue shares of capital stock of the Company (A) upon exercise of Company Options outstanding on the date hereof or hereafter granted in accordance with the provisions of subclause (ii) of this clause (c), (B) upon conversion of the Convertible Notes or in accordance with the Company Rights Agreement as in effect on the date hereof and (C) upon exercise of Warrants outstanding on the date hereof, (ii) the Company may grant Company Options pursuant to existing contractual obligations as set forth in Schedule 5.01 of the Company Disclosure Schedule, and (iii) issuances, sales or dispositions of capital stock among the Company and its subsidiaries shall be permitted;

            (d) except for transactions among the Company and its subsidiaries or as otherwise provided in Schedule 5.01 of the Company Disclosure Schedule, not (i) incur or become contingently liable with respect to any indebtedness for borrowed money or enter into any "keepwell" or other agreement to maintain the financial condition of another person or enter into arrangements having the effect of any of the foregoing (including any capital leases, "synthetic" leases or conditional sale or other title retention agreements) in excess of $25 million other than (A) borrowings in the ordinary course of business under existing credit facilities of the Company or any of its subsidiaries as such facilities may, if permitted by clause (ii) of this Section 5.01(d), be amended or replaced in a manner that does not have a Material Adverse Effect (the "EXISTING CREDIT FACILITIES") and (B) if permitted by clause (ii) of this Section 5.01(d), borrowings to refinance existing indebtedness, (ii) incur or become contingently liable with respect to any indebtedness (other than indebtedness to be incurred under Liberty Electric PA, LLC's Note Purchase Agreement with the "Institutional Lenders" dated as of July 31, 2001 as amended to the date of this Agreement, relating to the Liberty electric generating station) that bears interest at a fixed rate or that requires payment of a makewhole or other premium in the event of redemption or repayment before stated maturity or enter into any interest rate swap, cap, collar or similar agreements, (iii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than in connection with the exercise of outstanding Company Options and Warrants pursuant to the terms of the Company Option Plan and the relevant written agreements evidencing the grant of Company

     Options and Warrants, (iv) make any acquisition for consideration valued at $25 million or more individually (for any single acquisition) or $50 million or more in the aggregate (for all acquisitions) of any operating assets, securities or businesses other than acquisitions by the Company or a subsidiary of the Company of any operating assets, securities or businesses of a subsidiary of the Company, (v) sell or dispose of assets or businesses having a value of $25 million or more individually or $50 million or more in the aggregate, or pledge or encumber any assets or businesses, other than (A) pledges or encumbrances required pursuant to Existing Credit Facilities or other permitted borrowings to the extent replacing Existing Credit Facilities in whole or in part and in such case only to the extent of the pledge or encumbrance required pursuant to Existing Credit Facilities, (B) sales or dispositions of businesses or assets by the Company or a subsidiary of the Company to a subsidiary of the Company or as may be required by applicable law, (C) if permitted by
     Section 5.01(j), sales of power and services and capacity and other current assets or dispositions of obsolete assets or equipment, in each case, in the ordinary course of business consistent with good operating practices in the electric generating industry taking into account the age, type and location of the assets of the Company and its subsidiaries, (D) if in connection with an actual or threatened eminent domain proceeding where fair value, in the Company's reasonable judgment, is paid for the asset or business, or (vi) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (e) use reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present senior officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them;

            (f) except as otherwise provided in Schedule 5.01 of the Company Disclosure Schedule, not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees or pay any benefit not required by any plan or arrangement in effect on the date hereof, except pursuant to (i) the requirements of applicable law, (ii) the ordinary course of business consistent with past practice, (iii) the Company Plans or collective bargaining agreements in effect on the date of this Agreement or (iv) employment agreements entered into with a person who is hired or promoted by the Company or one of its subsidiaries after the date hereof in the ordinary course of business based on job performance or workplace requirements and that are consistent with past practice and comparable in form and amount to individual compensation or benefit plans or agreements maintained by the Company and its subsidiaries on the date of this Agreement;

            (g) not increase the base salary or other monetary compensation of any officer or employee, except for increases in the ordinary course of business consistent with past practice or as permitted by Section 5.06(f) or except pursuant to previously existing contractual obligations;

            (h) not adopt, enter into, amend to materially increase benefits or obligations of or accelerate the payment or vesting of any benefit or amount payable under any

     Company Plan, except (i) in the ordinary course of business, (ii) as required pursuant to existing contractual obligations or this Agreement or
     (iii) as required by applicable law;

            (i) excluding expenditures made to support projects described in the Company Budgets to the extent permitted by Schedule 5.01 of the Company Disclosure Schedule, (i) except to the extent permitted by item (ii) of this Section 5.01(i), not make any expenditures (capital or otherwise) in respect of those projects and (ii) not make any capital expenditures (whether on those projects or otherwise) in excess of $1 million individually or $10 million in the aggregate, or, in either case, enter into any binding commitment or contract to make such expenditures;

            (j) not enter into, terminate, grant any material waiver or consent under or materially amend any material contract or commitment or series of related contracts or commitments, including any contract or commitment or series of related contracts or commitments (i) providing for sales of goods or services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to generate more than $25 million in revenues over its term, excluding forward sales in respect of the calendar year 2002 to the extent permitted under the Company's two principal subsidiaries' credit agreements in their current form or (ii) providing for purchases of goods or services by the Company or any of its subsidiaries that has a term of more than one year and which is reasonably expected to involve payments of more than $25 million over its term;

            (k) maintain insurance coverages as contemplated by Section 4.18 and file and prosecute any claims thereunder relating to the business of the Company and its subsidiaries;

            (l) invest available cash balances, to the extent not otherwise required by the terms of the Existing Credit Facilities, in investments that would qualify as "Permitted Investments" under the terms of the Company's Credit Agreement, dated as of July 27, 2000, with Union Bank of California, N.A., CIBC World Markets Corp., The Bank of Novia Scotia and various other financial institutions;

            (m) not make any tax election or settle or compromise any tax liability or refund, except as would not reasonably be expected to have a Material Adverse Effect;

            (n) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10 million, net of any insurance benefit to Company, in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports or incurred in the ordinary course of business and consistent with past practices;

            (o) not settle or compromise any pending or threatened suit, action or claim relating to this Agreement and the transactions contemplated hereby; and

            (p) not commit or agree in writing or otherwise to do any act restricted by this Section 5.01.

            Section 5.02. CERTAIN RESTRICTIONS. Each of the Company and Parent agrees that, from and after the date hereof and prior to the Effective Time, and except as may be agreed in writing by the other or as may be expressly permitted pursuant to this Agreement, it shall not, and shall not permit any of its subsidiaries or affiliates, to make any acquisition, develop or construct any electric generation facility, enter into any term, tolling or power purchase agreement or otherwise obtain control over any electric generation facility, or take any action with any regulatory authority, or agree, in writing or otherwise, to do any of the foregoing, which could reasonably be expected to materially delay the consummation of the Merger or result in the failure to satisfy any condition to consummation of the Merger.

            Section 5.03. NO SOLICITATION. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company and each of its subsidiaries shall not, and the Company shall direct and use its commercially reasonable efforts to cause its and its subsidiaries' officers, directors and employees and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to, directly or indirectly, initiate, solicit or negotiate or provide nonpublic or confidential information to facilitate, any proposal or offer with respect to any merger, reorganization, share exchange, consolidation or similar transaction involving the Company, or any purchase (pursuant to a new issuance, tender offer, takeover bid or otherwise) of, or offer to purchase, 20% or more of the voting securities of the Company, or any assets or businesses that generate 20% or more of the Company's consolidated annual net revenues or net income for the one-year period ended June 30, 2001 or constitute 20% or more of its stockholders' equity at that date, in a single transaction or a series of related transactions, or any combination of the foregoing (any such transaction being referred to herein as an "ACQUISITION TRANSACTION").

            (b) Notwithstanding the provisions of paragraph (a) above or any other provision of this Agreement, prior to the receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written offer or proposal with respect to a potential or proposed Acquisition Transaction (an "ACQUISITION PROPOSAL") from a corporation, partnership, person or other entity or group (a "POTENTIAL ACQUIROR") which the Company's Board of Directors determines, after consultation with its independent financial advisor and legal counsel, could reasonably be expected to lead to a Superior Proposal, furnish confidential or nonpublic information to, and engage in discussions and negotiate with, such Potential Acquiror; PROVIDED that no information shall be furnished to any Potential Acquiror unless such Potential Acquiror shall have entered into a confidentiality agreement with the Company, containing terms and conditions, with respect to confidentiality, of substantially the same effect as those of the Confidentiality Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means an Acquisition Proposal which the Company's Board of Directors determines, in good faith and after consultation with its independent financial advisor and legal counsel, is more favorable to the holders of the Company Common Stock than this Agreement and the Merger, taking into account, among other things, (i) the likelihood and timing of consummation, (ii) any amendments to or modifications of this Agreement that Parent has offered or proposed at the time of determination, and (iii) such other factors deemed relevant by the Company's Board of Directors.

            (c) The Company shall as soon as is reasonably practicable notify Parent orally and in writing after receipt of any Acquisition Proposal. Such notice to Parent shall indicate in reasonable detail the identity of the Potential Acquiror and the material terms and conditions of such Acquisition Proposal, to the extent known. The Company shall notify Parent as soon as is reasonably practicable of any material changes or modifications in the material terms of any such Acquisition Proposal and provide to Parent, as soon as reasonably practicable, copies of the form of merger agreement or acquisition agreement, as the case may be, in connection with any such Acquisition Proposal, which the Company has negotiated with a Potential Acquiror.

            (d) At any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company may withdraw or modify the recommendation by the Board of Directors of the Company of this Agreement, or the Merger, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its independent financial advisor) that its failure to do so would be inconsistent with its fiduciary obligations.

            (e) Nothing contained in this Section 5.03 or any other provision of this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel), is required under applicable law.

            (f) The Company agrees that, to the extent it has not already done so, it will immediately cease and cause to be terminated any existing discussions or negotiations by it or its representatives with any person other than Parent conducted heretofore with respect to any Acquisition Proposal.


            Section 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Except for competitively sensitive information as to which access, use and treatment is subject to applicable law, the Company and its subsidiaries shall afford to Parent and Merger Sub and their respective accountants, counsel, financial advisors, lenders, potential lenders and other representatives reasonable access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish promptly such information concerning its businesses, properties and personnel as Parent or Merger Sub shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's operations and shall not be deemed to permit Parent or Merger Sub to conduct any on site environmental investigations or examinations. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Evaluation Material" for purposes of the Confidentiality Agreement dated August 17, 2001 between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"), the terms of which shall continue in force until the Effective Time; provided that Parent, Merger Sub and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Stockholder Approval. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties if the Company has used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure. Except to the extent prohibited by applicable law, the Company will consult with Parent from time to time prior to the Effective Time regarding engineering and technical aspects relating to the design and construction of its Astoria Repowering Project and other material construction and development projects.

            Section 5.05. MERGER SUB. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

            Section 5.06. EMPLOYEE BENEFITS. (a) Parent agrees that the Company will honor, and from and after the Effective Time, Parent and its affiliates shall honor, all Company Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms and will honor the benefits covenants with respect to the Company's acquisitions referenced in Schedule 5.06(a) of the Company Disclosure Schedule. For a period of not less than two years following the Effective Time, Parent shall provide, or shall cause to be provided, to the current and former employees of the Company and its subsidiaries (other than Company Employees subject to a collective bargaining agreement) (the "COMPANY EMPLOYEES") compensation and employee benefits that are substantially equivalent, when taken together, to those provided to the Company Employees in the aggregate immediately before the Effective Time. Subject to any existing employment agreements, nothing in this Section 5.06 affects, or is intended to affect, the at will employment status of the Company Employees at any time after the Effective Time.

            (b) For all purposes under the employee benefit plans of Parent and its affiliates providing benefits to any Company Employees after the Effective Time (the "NEW PLANS"), each Company Employee shall be credited with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plans. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "OLD PLANS"); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

            (c) Parent hereby acknowledges that a "change of control" within the meaning of the Company Plans, as applicable, will occur on the Effective Time.

            (d) Parent hereby acknowledges that the executives listed on
Schedule 5.06(d) of the Company Disclosure Schedule shall have "Good Reason" under their employment agreements as of the Effective Time. Accordingly, from and after the Effective Time, such executives shall be eligible to terminate employment and receive the severance benefits which are to be paid for a "Good Reason" termination occurring on or immediately following the Effective Time.

            (e) For so long after the Effective Time as the Company or any of its subsidiaries maintains a 401(k) plan (all such plans, the "COMPANY 401(K) PLAN"), and Parent maintains a 401(k) plan with a loan feature for similarly situated employees, Parent shall cause the Company 401(k) Plan to retain the loan feature of such plan. Effective as of the Effective Time, the Company will fully vest the account balances of each participant in the Company 401(k) Plan who is a Company Employee.

            (f) If the Effective Time occurs in the 2001 calendar year, the Company shall pay each Company Employee employed as of the Effective Time and then participating in any Company Plan that is an annual bonus plan listed in
Schedule 5.06(f) of the Company Disclosure Schedule (a "BONUS PLAN") the greater of (i) such Company Employee's deemed bonus entitlement under such plans for the entire calendar year 2001, as if the Bonus Plan and the Company Employee's participation in such Bonus Plan had continued through the end of 2001, based on comparing the Company's annual performance goals for the year to the Company's projected performance for the entire 2001 calendar year, determined by utilizing actual performance for the period beginning on January 1, 2001 and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month in which the Effective Time occurs, if the Effective Time coincides with the end of the month) and assuming the Company's performance for the remainder of the year equals the Company's monthly performance goals for the balance of the year and (ii) such Company Employee's target bonus award under such plans, in each case multiplied by a fraction, the numerator of which shall equal the number of days in the calendar year in which the Effective Time occurs through the Effective Time and the denominator of which is 365 (the "FRACTION"). If the Effective Time occurs in the 2002 calendar year, the Company shall pay each Company Employee employed as of the Effective Time and then participating in a Bonus Plan a bonus equal to such Company Employee's target bonus award multiplied by the Fraction. If the Company has not established a Bonus Plan for 2002 as of the Effective Time, the payment in this
Section 5.06(f) described in the preceding sentence shall be made to those participants in the Bonus Plan for 2001 and all new employees who, based on their job title, would have been eligible to participate in the Bonus Plan for 2001 and who remain in the Company's employ as of the Effective Time and shall be based on target bonus percentage equal to the actual (or deemed, with respect to new employees) percentage applicable for the Bonus Plan for 2001. The Company shall be permitted to establish a Bonus Plan for 2002, which shall be substantially the same as the Bonus Plan for 2001. The remainder of the bonus award (based upon the Bonus

Plan for 2001 or 2002, as the case may be), if any, for each Company Employee in respect of the portion of the year which elapses after the Effective Time occurs shall be paid during January of the following calendar year, to those Company Employees who are employed with Parent or any of its affiliates at the end of the calendar year in which the Effective Time occurs or who have been terminated prior to such date by the Company or Parent without cause, or terminated due to death or disability. Company performance in respect of calculations made under the Bonus Plans and the Company Plans, to the extent applicable, for the calendar years 2001 and 2002 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred.

            (g) The Company may provide up to $20 million as a retention pool (the "RETENTION POOL") for the purpose of retaining the services of key Company Employees. The Chief Executive Officer of the Company shall determine, subject to approval by the Board of Directors of the Company, the size of the Retention Pool, the Company Employees eligible to receive retention awards from the Retention Pool (each a "RETENTION BONUS") and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Any Retention Bonus shall be intended to retain the services of the recipient through, and shall be payable (if such recipient still remains employed by the Company at such time) on, the Closing Date in the case of the Company's current Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Senior Vice President (Operations) and Senior Vice President (Development) or the date that is 90 days after the Closing Date (or such earlier date as may be determined by Parent) in the case of other Company Employees, provided, that participants who are constructively terminated or terminated without cause or as a result of death or disability prior to the date through which services were to be provided shall, upon such termination, receive any Retention Bonus which would be payable to them following the date through which services were to be provided.

            Section 5.07. MEETING OF STOCKHOLDERS AND PROXY STATEMENT. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and by-laws, to convene as promptly as reasonably practicable the Company Meeting. In connection with the Company Meeting and the transactions contemplated hereby, the Company will (i) as promptly as practicable prepare and file with the SEC, use its best efforts to have cleared by the SEC, and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (ii) use its reasonable best efforts (including postponing or adjourning the Company Meeting to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company shall provide Parent and its legal counsel with sufficient opportunity to review the form and substance of the Proxy Statement (including any amendments or supplements thereto) prior to filing such with the SEC. The Company shall provide to Parent copies of any comments received from the SEC in connection therewith. Subject to
Section 5.03, the Proxy Statement shall contain the unqualified recommendation of the Board of Directors of the Company that its stockholders vote in favor of the approval and adoption of this Agreement and the Merger. Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, the Company shall submit this Agreement to its stockholders for a vote at the Company Meeting, whether or not the Board of Directors of the Company withdraws, modifies or changes its recommendation regarding the foregoing matters.

            Section 5.08. SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

            Section 5.09. PUBLIC ANNOUNCEMENTS. The initial press release by Parent and the Company announcing the signing of this Agreement shall be a joint press release in the form attached as Exhibit B and shall be released by Parent and the Company. Except to the extent the immediately preceding sentence applies and other than with respect to any public announcement made by the Company in connection with Section 5.03, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may issue a press release or make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company, as the case may be.

            Section 5.10. EXPENSES AND FEES. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Proxy Statement shall be shared equally by Parent and the Company. The Company has provided to Parent in
Schedule 5.10(a) of the Company Disclosure Schedule a good faith estimate of the fees and expenses to be paid by the Company and its subsidiaries to all professional advisors in connection with the Merger.

            (b) The Company agrees to pay to Parent (without duplication) the fees set forth below under the following circumstances:

                (i) if the Company terminates this Agreement pursuant to clause
          (e) of Section 7.01, the Company shall pay Parent a fee of $90 million, such fee to be payable by wire transfer of immediately available funds to an account specified in writing by Parent at the time of such termination;

                (ii) (x) if Parent terminates this Agreement pursuant to clause
          (f) of Section 7.01, or (y) if Parent or the Company terminates this Agreement pursuant to clause (b)(iii) of Section 7.01, and in the case of either of subclauses (x) or (y) hereof (A) Parent was not at the time of termination in material breach of its representations, warranties, covenants and agreements contained in this Agreement, and (B) after the date hereof but prior to the time of the Company Meeting a proposal by a third party relating to an Acquisition Transaction had been publicly proposed or publicly announced and not withdrawn, the Company shall pay Parent a fee of $45 million within three business days following termination by wire transfer of immediately available funds to an account specified in writing by Parent. In addition, if a fee shall be payable pursuant to the first sentence of this clause (b)(ii) and on or prior to the nine-month anniversary of a termination of this Agreement which gives rise to the obligation to pay a fee pursuant to such first sentence, the Company enters into an agreement with respect to an Acquisition Transaction or the Company or its Board of Directors recommends a third-party tender- or exchange-offer which would result in the offeror (other than The Goldman Sachs Group, Inc. and its affiliates) beneficially owning in excess of 50% of the outstanding shares of the Company Common Stock (an "ACQUISITION TENDER"), the Company shall pay Parent an additional fee of $45 million upon consummation of an Acquisition Transaction or Acquisition Tender, by wire transfer of immediately available funds to an account specified in writing by Parent, such additional fee to be payable at the time such an Acquisition Transaction or Acquisition Tender is consummated. For the purposes of Section 5.10 (b)(ii), in the definition of Acquisition Transaction, all references to 20% shall instead be deemed to be 50%.

            Section 5.11. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions of this Agreement and applicable law, each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of Parent and the Company and their respective subsidiaries, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to consummation of the Merger (and, in such case, to proceed with the consummation of the Merger as expeditiously as possible), including through all possible appeals.

            (b) In addition to and without limitation of the foregoing, each of Parent and the Company undertakes and agrees to (i) file (and Parent agrees to cause any person or entity that may be deemed to be the ultimate parent entity or otherwise to control Parent to file, if such filing is required by law) as soon as practicable, and in any event prior to ten business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, trade or energy regulation matters) and (ii) take any act, make any undertaking or receive any clearance or approval required by any Governmental Authority or applicable law. Each of Parent and the Company shall (and Parent shall cause any such parent entity to) (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition, or trade or energy regulation law (including the Federal Power Act, as amended, and the FERC's regulations thereunder; any applicable New York laws, and the NYPSC regulations thereunder; the HSR Act; and, if applicable, the Public Utility Holding Company Act of 1935, as amended, and the regulations promulgated thereunder) that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Effective Time to occur as soon as reasonably possible, but in any event to insure that the Effective Time occurs no later than the Termination Date. Each party shall (i) promptly notify the other party of any written communication to that party or its affiliates from any Governmental Authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any of the foregoing; (ii) not agree to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to this Agreement and the Merger.

            (c) Nothing in this Agreement shall require Parent, the Company or any of their respective subsidiaries to dispose of any of its assets or to limit its freedom of action with respect to any of its assets or businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or any other law, regulation or order or to avoid the entry of, or to effect the dissolution of, any injunction or other order in any suit or proceeding relating thereto, other than dispositions, limitations, commitments, or agreements that in each such case may be conditioned upon the consummation of the Merger and the transactions contemplated hereby and that in each such case do not and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, assets or financial condition of the Company and its subsidiaries together with Parent and its subsidiaries taken as a whole as constituted after the Effective Time.

            Section 5.12. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The indemnification provisions of the Company's Certificate of Incorporation and By-laws as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.12, without limit as to time.

            (b) Each of Parent and the Company and, from and after the Effective Time, the Surviving Corporation, shall, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person's heirs, executors or administrators, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "ACTION"), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

            (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor third-party policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising on or before the Effective Time; provided, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in the Company Disclosure Schedule), but in such case shall purchase as much coverage as reasonably practicable for such amount.

            (d) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.12.

            (e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Certificate of Incorporation or By-laws of the Company, any other indemnification arrangement, the DGCL or otherwise. The provisions of this
Section 5.12 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

            (f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12.

            Section 5.13. SUPPLEMENTAL INDENTURE. The Surviving Corporation shall execute a supplemental indenture, effective at the Effective Time, by which there shall be made the adjustments in the conversion provisions of the indenture relating to the Convertible Notes (the "CONVERTIBLE NOTES INDENTURE") that are required to be made as a result of the Merger in order to provide for each of the Convertible Notes to be convertible from and after the Merger into the amount of cash receivable upon the consummation of the Merger by a holder of the number of shares of Company Common Stock into which such Convertible Note might have been converted immediately prior to the Merger, in the manner and to the extent required by the Convertible Notes Indenture.

            Section 5.14. FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

            Section 5.15. CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

            Section 6.01. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

            (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

            (b) no judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall be in effect which has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted); and

            (c) (i) any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers relating to the Merger to be obtained from the Governmental Authorities listed in Schedule 3.02(c) of the Parent Disclosure Schedule or
     Schedule 4.04(c) of the Company Disclosure Schedule and indicated therein as being a condition to the consummation of the Merger shall have been filed, made or obtained, as the case may be.

            Section 6.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

            (b) the representations and warranties of the Company contained in this Agreement (i) that are qualified as to Material Adverse Effect shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided that this Material Adverse Effect exception shall not apply to (x) the representations and warranties contained in the first sentence of Section 4.20, and (y) prior to the distribution of the shares of common stock of Parent to the stockholders of Reliant Energy, Incorporated, the representations and warranties contained in the second sentence of Section 4.20); and

            (c) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company indicating that the conditions provided in Sections 6.02 (a) and (b) have been satisfied.

            Section 6.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

            (a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

            (b) the representations and warranties of Parent contained in this Agreement (i) that are qualified as to "material adverse effect" shall be true and correct in as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), and (ii) those not so qualified shall be true and correct as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures of the representations and warranties referred to in this clause (ii) to be true and correct as do not and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent and its subsidiaries taken as a whole; and

            (c) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent indicating that the conditions provided in Section 6.03 (a) and (b) have been satisfied.

                                   ARTICLE VII

                                   TERMINATION

            Section 7.01. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

            (a) by mutual written consent of the Company and Parent;

            (b) by either Parent or the Company:

                (i) if the Merger has not been consummated on or before

          September 30, 2002 (such date, as it may be extended under clause (A) of this paragraph, the "TERMINATION DATE"); provided, however, that
          (A) each of the Company and Parent shall have the option, in its sole discretion, to extend the Termination Date for an additional period of time not to exceed 90 days if the condition set forth in Section 6.01
          (a) has been satisfied, all other conditions to consummation of the Merger are satisfied or capable of then being satisfied and the sole reason that the Merger has not been consummated by such date is that the condition set forth in Section 6.01(b) or (c) has not been satisfied due to the failure to obtain the necessary consents and approvals under applicable laws or a judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall be in effect and Parent or the Company are still attempting to obtain such necessary consents and approvals under applicable laws, or are contesting (x) the refusal of the relevant Governmental Authority to give such consents or approvals or (y) the entry of any such judgment, injunction, order or decree, in court or through other applicable proceedings; (B) the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date (it being agreed that the date of September 30, 2002 (or, if applicable, the 90-day period referred to in clause (A) hereof) shall be extended by one day for each day that the closing is delayed pursuant to the proviso to the first sentence of Section 2.02);

                (ii) if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable, PROVIDED that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such order, decree, ruling or final action; or

                (iii) this Agreement shall not have been approved and adopted by the Company's stockholders by reason of the failure to obtain the required vote at a duly held meeting of stockholders (including any adjournment thereof);

            (c) by Parent if there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in
     Section 6.02 (a) or (b) and (y) cannot be cured prior to the Termination Date;

            (d) by the Company if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (x) would result in a failure of a condition set forth in Section 6.03 (a) or (b) and (y) cannot be cured prior to the Termination Date;

            (e) by the Company, after giving Parent three days prior (but revocable) written notice of its receipt of an Acquisition Proposal, in order to enter into a definitive agreement providing for an Acquisition Transaction which is a Superior Proposal; provided that the Company has complied with its obligations under Section 5.03 in all material respects; and

            (f) by Parent, if the Company's Board of Directors shall have withdrawn or adversely amended in any material respect its approval or recommendation of the Merger or this Agreement to the Company's stockholders, it being understood that neither (x) disclosure of any competing proposal that is not being recommended by the Board of Directors of the Company nor (y) disclosure of any facts or circumstances, together with a statement that the Board of Directors of the Company continues to recommend approval and adoption of the Merger and this Agreement, shall be considered to be a withdrawal or adverse amendment in any material respect of such approval or recommendation.

The party desiring to terminate this Agreement pursuant to Section 7.01 (other than pursuant to Section 7.01(a)) shall give notice of such termination to the other party.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.01. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company prior to the Effective Time pursuant to the provisions of Section 7.01, this Agreement shall forthwith become void, and there shall be no liability or further obligation on the part of the Company, Parent, Merger Sub or their respective officers or directors (except as set forth in Sections 5.04, 5.10, 8.01 and 8.05, all of which shall survive the termination). Nothing in this Section 8.01 shall relieve any party from liability for any willful or material breach of any covenant or agreement of such party contained in this Agreement.

            Section 8.02. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after such time.

            Section 8.03. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally to, or mailed by registered or certified mail (return receipt requested) if and when received by, or sent via facsimile if and when received by, the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Parent or Merger Sub, to:

            Reliant Resources, Inc.
            1111 Louisiana
            Houston, Texas 77002
            Attention:  Michael L. Jines
            Facsimile:  713-207-0116

            with copies to:


            Baker Botts L.L.P.
            One Shell Plaza
            910 Louisiana
            Houston, Texas 77002
            Attention:  Stephen A. Massad
                        Joe S. Poff
            Facsimile:  713-229-7775



            If to the Company, to:

            Orion Power Holdings, Inc.
            7 East Redwood Street
            10th Floor
            Baltimore, Maryland  21202
            Attention:  W. Thaddeus Miller
            Facsimile:  410-468-0924
            with copies to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York  10019-6150
            Attention:  Daniel A. Neff
                        David C. Karp
            Facsimile:  212-403-2000

            and

            Stroock & Stroock & Lavan LLP
            180 Maiden Lane
            New York, New York  10038
            Attention:  Martin H. Neidell
            Facsimile:  212-806-6006

            Section 8.04. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) "knowledge" shall mean actual knowledge of the executive officers of the Company or Parent, as the case may be, and (iii) reference to any Article or Section means such Article or Section hereof. "CHANGE OF LAW" shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, rule, regulation, ordinance, order, protocol, practice or measure or any other Requirement of Law of or by any federal, state, county or local government, governmental agency, court, commission, department or regional transmission operator, independent system operator or market administrator or similar organization or other such entity which occurs subsequent to the date hereof. "REQUIREMENT OF LAW" shall mean any federal, state, county or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or regional transmission operator, independent system administrator or market administrator or similar organization. The word "subsidiary" shall have the meaning assigned to that term in Rule 1-02 of Regulation S-X of the Exchange Act. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            Section 8.05. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) shall not be assigned by operation of law or otherwise except that Merger Sub may assign its obligations under this Agreement to any other wholly owned subsidiary of Parent subject to the terms of this Agreement, but no such assignment shall relieve Merger Sub of its obligations hereunder. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court or other Courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court or other Courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

            Section 8.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            Section 8.07. AMENDMENTS; EXTENSIONS. (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholder Approval has been obtained; PROVIDED that, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            (b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided that after the Company Stockholder Approval has been obtained, there shall be made no waiver that by law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

            Section 8.08. ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for the provisions of Sections 5.06(c), 5.06(d) and 5.12, which are intended for the benefit of the Company's former and present officers, directors, employees and agents, and Article II hereof.

            Section 8.09. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

            Section 8.10. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

            Section 8.11. NO ADMISSION. Nothing herein shall be deemed an admission by the Company, in any action or proceeding by or on behalf of a third party, that such third party is not in breach or violation of, or in default in, the performance or observance of any term or provision of any contract.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    ORION POWER HOLDINGS, INC.


                                    By: /s/ Jack A. Fusco
                                       ----------------------------------
                                       Name:  Jack A. Fusco
                                       Title: Chief Executive Officer and
                                              President


                                    RELIANT RESOURCES, INC.


                                    By: /s/ R. S. Letbetter
                                       ----------------------------------
                                       Name:  R. S. Letbetter
                                       Title: Chairman, President & CEO


                                    RELIANT ENERGY POWER GENERATION
                                        MERGER SUB, INC.


                                    By: /s/ R. S. Letbetter
                                       ----------------------------------
                                       Name:  R. S. Letbetter
                                       Title: Chairman, President & CEO